                                                                     EXHIBIT 2.2


                               FIRST AMENDMENT TO

                           PURCHASE AND SALE AGREEMENT

         This FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT (this "Amendment"), dated as of December 4, 2000, is entered into by and among MAJESTIC INVESTOR, LLC, a Delaware limited-liability company ("Purchaser"); FITZGERALDS LAS VEGAS, INC., a Nevada corporation ("FLV"); 101 MAIN STREET LIMITED LIABILITY COMPANY, a Colorado limited-liability company ("FBH"); FITZGERALDS MISSISSIPPI, INC., a Mississippi corporation ("FM" and collectively with FLV and FBH, "Sellers" and each, a "Seller"); and FITZGERALDS GAMING CORPORATION, a Nevada corporation ("Parent"). Capitalized terms not defined herein have the meanings ascribed to them in the Purchase and Sale Agreement, dated as of November 22, 2000 (the "Agreement"), by and among the parties to this Amendment and certain Affiliates of Parent or Sellers named on the signature pages of the Agreement.

         In consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. INCONSISTENCIES. If any inconsistencies exist between the provisions of this Amendment and the provisions of the Agreement, then the provisions of this Amendment shall control and supersede the inconsistent provisions of the Agreement. Unless otherwise specifically indicated, all references to Paragraphs and Subparagraphs are to Paragraphs and Subparagraphs of the Agreement and such Paragraphs and Subparagraphs referred to shall include the effect of the amendments hereunder.

         2. AMENDMENTS. The Agreement is hereby amended as follows:

            A. Paragraph (b) of Section 1.03 is amended and restated in its entirety as follows:

                      (b) (i) There shall be withheld from the Cash Component
               payable to Sellers at the Closing Three Million Five Hundred Thousand Dollars ($3,500,000) (the "Purchaser's Holdback"), which amount shall be deposited by Purchaser and held in the Escrow Account. From time to time prior to the date which is nine months from the Closing Date (the "First Holdback Expiration Date"), in accordance with the Escrow Agreement (A) Purchaser may apply the Purchaser's Holdback to pay, or to provide for the payment of, any liability of Parent or Sellers to Purchaser resulting from
               (I) post-Closing adjustments of the Cash Component other than the Hotel Adjustment Amount, (II) Parent's and Sellers' indemnification obligations under Section 11.01 or (III) Underestimated Re-Flagging Costs under Section 1.16 and (B) Sellers may apply the Purchaser's Holdback to pay, or to provide for the payment of, any liability of Purchaser to Sellers for Overestimated Re-Flagging Costs as provided in Section 1.16. Between the 12-month and 14-month anniversaries of


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               the Closing Date, in accordance with the Escrow Agreement,
               Purchaser may apply the Purchaser's Holdback to pay, or to provide for the payment of, any liability of Sellers to Purchaser for the Hotel Adjustment Amount under Section 1.15. From time to time between the First Holdback Expiration Date and the date which is 12 months from the First Holdback Expiration Date (the "Final Holdback Expiration Date"), in accordance with the Escrow Agreement, Purchaser may apply up to One Million Dollars ($1,000,000) of the remaining balance of the Purchaser's Holdback to pay, or to provide for the payment of, any liability of Parent or Sellers to Purchaser resulting from Parent's and Seller's indemnification obligations under Section 11.01 only as they pertain to breaches of representations and warranties contained in Sections 2.07 or 2.14 or breaches of covenants contained in Sections 8.01, 8.02 or 8.03.

                      (ii) On the 14-month anniversary of the Closing Date, any
               portion of the Purchaser's Holdback in excess of One Million Dollars ($1,000,000) remaining in the Escrow Account shall be released to Sellers in accordance with the Escrow Agreement or, in the event of a pending dispute, as provided in the Escrow Agreement (the "First Release"). On the Final Holdback Expiration Date, any portion of the Purchaser's Holdback remaining in the Escrow Account shall be released to Sellers in accordance with the Escrow Agreement or, in the event of a pending dispute, as provided in the Escrow Agreement.

                      (iii) There shall be added to each and every payment to
               Purchaser or Sellers out of the Purchaser's Holdback pursuant to this Section 1.03(b) a proportionate share of the interest earned on the Purchaser's Holdback through the date of such payment.

            B. Clause (i) of Section 1.04(a) is amended and restated in its entirety as follows:

                      (i) One Hundred Forty Nine Million Dollars ($149,000,000),
               subject to adjustment as provided in Sections 1.05, 1.06, 1.07,
               1.15 and 1.16 (the "Cash Component"); plus

            C. The following sentence is inserted at the end of clause (i) of
Section 1.06(c): "Final EBIDTA shall be subject to adjustment as provided in paragraph (d) of this Section 1.06."

            D. The following new paragraph (d) is inserted after paragraph (c) of Section 1.06:

                      (d) (i) The provisions of this paragraph (d) shall apply
               only if the Closing Date is prior to July 31, 2001 and as of the Closing, the Hotel Consents have been obtained.

                          (ii) Final EBITDA shall be reduced by an amount equal
               to (I) the amounts that were payable by Sellers to the companies listed in Section 1.06(d)(ii) of the Disclosure Schedule (the "Hotel


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               Companies") under the original terms of the Contracts listed in
               Section 1.06(d)(ii) of the Disclosure Schedule (the "Hotel Contracts") for the 12-month period covered by the Final EBITDA Financial Statements (the "Final EBITDA Period") minus (II) the amounts actually paid by Sellers to the Hotel Companies under the Hotel Contracts for the Final EBITDA Period.

            E. Section 1.07 is amended and restated in its entirety as follows:

                  1.07. Post-Closing Audit and Adjustment.

                        (a) Parent will have the right to review or audit the
               Final Balance Sheet, the calculation of Final EBITDA, the Hotel Calculations under Section 1.15 and the Actual Re-Flagging Costs under Section 1.16. Any appropriate corrections or restatements resulting from such review or audit that affect the Cash Component adjustments specified in Sections 1.05, 1.06, 1.15 or
               1.16 will require a corresponding cash payment by Purchaser to Sellers in the case of an increase in the Cash Component, or reimbursement by or on behalf of Sellers to Purchaser in the case of a reduction of the Cash Component. If Parent disagrees with the Final Balance Sheet, the calculation of Final EBITDA, any of the Hotel Calculations or the Actual Re-Flagging Costs, Parent shall notify Purchaser of such disagreement in writing, specifying in detail the particulars of such disagreement, within 15 Business Days after Parent's receipt of the Final Balance Sheet, the calculation of Final EBITDA or the Hotel Calculations in question or documentation supporting the Actual Re-Flagging Costs, as the case may be (each such notification, a "Dispute Notice"). To the extent that any portion of the Final Balance Sheet or calculation of Final EBITDA is not in dispute, within 15 Business Days after Parent's receipt of the Final Balance Sheet and the calculation of Final EBITDA, Sellers shall pay or cause to be paid to Purchaser or Purchaser shall pay or cause to be paid to Sellers, as the case may be, that portion of the adjustment to the Cash Component which is not in dispute. Any such payment owed by Sellers shall be made from the Purchaser's Holdback as provided in Section 1.03(b), to the extent that the Purchaser's Holdback is sufficient for that purpose. To the extent that any portion of the Hotel Adjustment Amount under
               Section 1.15 is not in dispute, such portion not in dispute shall be paid to Purchaser out of the Purchaser's Holdback, as provided in Section 1.03(b), after 15 Business Days have elapsed from the date of Parent's receipt of the calculation of Post-Closing Hotel Revenues. To the extent there are any Underestimated Re-Flagging Costs which are not in dispute, they shall be reimbursed to Purchaser out of the Purchaser's Holdback, as provided in Section 1.03(b), after 15 Business Days have elapsed from the date of Parent's receipt of supporting documentation for the Actual Re-Flagging Costs. To the extent there are any Overestimated Re-Flagging Costs that Purchaser has not paid to Sellers within the 10-day


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               period specified in Section 1.16, at Sellers' option they shall be paid by Purchaser to Sellers out of the Purchaser's Holdback, as provided in Sections 1.03(b) and 1.16; provided, however, that if Sellers do not obtain payment of the Overestimated Re-Flagging Costs out of the Purchaser's Holdback, Purchaser shall remain liable to Sellers for such payment.

                        (b) Purchaser and Sellers shall use commercially
               reasonable efforts for a period of 30 days after Parent's delivery of a Dispute Notice (or such longer period as Purchaser and Sellers mutually agree upon) to resolve any disagreements raised by Parent with respect to the Final Balance Sheet, the calculation of Final EBITDA, the Hotel Calculations or the Actual Re-Flagging Costs, as the case may be. If, at the end of such period, Purchaser and Sellers are unable to resolve such disagreements, Deloitte & Touche and Price Waterhouse Coopers, independent auditors of Sellers and Purchaser, respectively, shall jointly select a third independent auditor from a recognized national standing "Big-5" accounting firm to resolve any remaining disagreements. Fees and expenses of such third independent auditor shall be borne equally by Purchaser on one side and Sellers on the other side. The determination by such third independent auditor shall be final, binding and conclusive on Purchaser, Parent and Sellers. Purchaser and Sellers shall use commercially reasonable efforts to cause such third independent auditor to make its determination within 30 days of accepting its selection. If Parent or any Sellers determine that a delay in this dispute resolution mechanism threatens to delay the closing of their cases in the Bankruptcy Proceedings, then Parent or any Sellers may seek means from the Bankruptcy Court to enforce such independent auditor's determination. The parties hereto, Sellers' and Purchaser's respective independent auditors, and such third selected independent auditor shall agree to be subject to the jurisdiction of the Bankruptcy Court for this purpose. Within ten days after the date of determination by such third independent auditor, Purchaser shall pay Sellers, or Sellers shall pay or cause to be paid to Purchaser, as the case may be, the amount of the adjustment to the Cash Component or the amount of the Overestimated Re-Flagging Costs or Underestimated Re-Flagging Costs, as the case may be, that is determined to be due and payable. Any such payments owed by Sellers shall be made from the Purchaser's Holdback as provided in Section 1.03(b), to the extent that the Purchaser's Holdback is sufficient for that purpose. Any such payment of Overestimated Re-Flagging Costs owed by Purchaser shall be made as provided in Sections 1.03(b) and
               1.16 and paragraph (a) of this Section 1.07.

            F. In the first sentence of Section 1.08(b), the phrase "and 1.06(b)," is changed to ",1.06(b) and 1.16(b)," and in the third sentence of
Section 1.08(c), the term "First Holdback Expiration Date" is changed to "14-month anniversary of the Closing Date."


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            G. The following new Sections 1.15 and 1.16 are inserted after
Section 1.14:

                   1.15 Hotel Cash Component Adjustments:

                        (a) A post-Closing reduction of the Cash Component and
               delivery by Purchaser to Parent of the Hotel Calculations, as provided in this Section 1.15, shall be made only if the Hotel Consents have not been obtained as of the Closing.

                        (b) The Cash Component shall be reduced by an amount
               (the "Hotel Adjustment Amount") equal to the product of (i) the Las Vegas Business' hotel room revenues for the Final EBITDA Period (the "Pre-Closing Hotel Revenues") minus the Las Vegas Business' hotel room revenues for the 12-month period commencing on the Closing Date (the "Post-Closing Hotel Revenues") minus Sellers' payments under the Hotel Contracts for the Final EBITDA Period (the "Hotel Contracts Payments"), multiplied by (ii) four. The Hotel Adjustment Amount shall be paid to Purchaser solely out of the Purchaser's Holdback, as provided in Section 1.03(b). No Cash Component adjustment shall be made under this Section 1.15 if the amount computed under clause (i) of this paragraph (b) is a negative number or if the Hotel Consents have been obtained as of the Closing.

                        (c) Purchaser shall deliver to Parent written
               calculations of the Pre-Closing Hotel Revenues, the Post-Closing Hotel Revenues and the Hotel Contracts Payments (collectively, the "Hotel Calculations") in sufficient detail to facilitate Parent's review or audit of such calculations pursuant to Section
               1.07. Purchaser shall deliver the Pre-Closing Hotel Revenues calculation to Parent together with the Final Balance Sheet and the Final EBITDA Financial Statements. Purchaser shall deliver the Post-Closing Hotel Revenues calculation to Parent within 15 Business Days after the end of the 12-month period that commenced on the Closing Date. The Hotel Calculations shall be made in a manner consistent with the calculation of revenues in the Interim EBITDA Financial Statements and the Final EBITDA Financial Statements.

                   1.16 Hotel Re-Flagging After the Closing.

                        (a) The provisions of this Section 1.16 shall only apply
               if, as of the Closing, the Hotel Consents have not been obtained and the Re-Flagging Changes have not been implemented pursuant to
               Section 15.20.

                        (b) Sellers shall present to Purchaser at or prior to
               the Closing a reasonably detailed written estimate of the anticipated costs to be incurred by Purchaser to implement the Re-Flagging Changes after the Closing (the "Estimated Re-Flagging Costs"). At the Closing, the Cash Component will be decreased by the Estimated Re-Flagging Costs.


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                        (c) As promptly as reasonably practicable after
               Purchaser has implemented the Re-Flagging Changes, Purchaser shall deliver to Parent supporting documentation for the costs actually incurred by Purchaser to implement the Re-Flagging Changes (the "Actual Re-Flagging Costs") in reasonable detail to facilitate a review or audit by Parent of the Actual Re-Flagging Costs pursuant to Section 1.07. The amount, if any, by which the Actual Re-Flagging Costs exceed the Estimated Re-Flagging Costs (the "Underestimated Re-Flagging Costs") shall be paid to Purchaser out of the Purchaser's Holdback, as provided in Section 1.03(b). The amount, if any, by which the Estimated Re-Flagging Costs exceed the Actual Re-Flagging Costs (the "Overestimated Re-Flagging Costs") shall be paid by Purchaser to Sellers within ten days after Purchaser delivers to Sellers the supporting documentation specified in this paragraph (b). If Purchaser does not make such payment within this ten-day period, Sellers shall have the right to obtain such payment of the Overestimated Re-Flagging Costs out of the Purchaser's Holdback. If Sellers do not obtain such payment from the Purchaser's Holdback, Purchaser shall remain liable to Sellers for payment of the Overestimated Re-Flagging Costs.

                        (d) Purchaser shall complete the removal of the Las
               Vegas Business' existing hotel signs, logos, uniforms and amenities that are necessary to implement the Re-Flagging Changes within 60 days after the Closing Date. Purchaser shall submit to the appropriate vendors or suppliers all purchase orders for new hotel signs, logos, uniforms and amenities that are necessary to complete the Re-Flagging Changes within 90 days after the Closing and shall deliver to Parent copies of such purchase orders within ten days after they have been submitted to such vendors or suppliers. The Re-Flagging Changes shall be made in a commercially reasonable manner, consistent with the Las Vegas Business' normal and customary practices and expenditures prior to the Closing.

            H. In the second sentence of Section 2.05, "or Section 15.20" is inserted immediately after "Section 15.08."

            I. At the end of the first sentence of Section 4.04 and at the end of clause (ii) of Section 4.06, "or Section 15.20" is inserted immediately after "Section 15.08."

            J. Section 4.09(a) is amended and restated in its entirety as follows:

                        (a) (i) Exhibit F contains preliminary title reports for
               the Real Property and the Real Property Leases (the "Title Reports").


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                        (ii) Purchaser shall have 30 days (the "Exception Review
               Period") from the date Purchaser receives a copy of the ALTA surveys for the Real Property and the Real Property Leases and all documents of record listed as title exceptions in the Title Reports (the "Title Exceptions") within which to review and approve the Title Exceptions. Purchaser shall notify Sellers in writing within the Exception Review Period if Purchaser disapproves of any of the Title Exceptions (the "Title Exception Objections"). If Purchaser fails to deliver the Title Exception Objections within the Exception Review Period, the Title Exceptions shall be deemed Permitted Exceptions. If Purchaser delivers the Title Exception Objections to Sellers within the Exception Review Period, Sellers shall have 15 days (the "Objection Review Period") from the date of the receipt of the Title Exception Objections to notify Purchaser in writing of Sellers' approval or disapproval of the Title Exception Objections. If Sellers fail to notify Purchaser of their approval or disapproval within the Objection Review Period, Sellers shall be deemed to have disapproved all of the Title Exception Objections. If Sellers do not accept all of the Title Exception Objections, Purchaser shall have five days (the "Termination Notification Period") from the earlier of (x) the expiration of the Objection Review Period or (y) the date that Purchaser receives notice from Sellers of their disapproval of some or all of the Title Exception Objections, to terminate the Purchase Agreement pursuant to Section 12.01(p). If Purchaser does not terminate the Purchase Agreement pursuant to Section 12.01(p) within the Termination Notification Period, Purchaser shall be deemed to have withdrawn the Title Exception Objections not approved by Sellers.

                        (iii) Following expiration of the Exception Review
               Period, Permitted Exceptions shall also include those other title exceptions which (A) are disclosed or become apparent to Purchaser after the date hereof, (B) are not already Permitted Exceptions, (C) cannot be removed by the payment of a sum of money, (D) are not caused by the intentional act of a Seller or any Affiliate of a Seller after the date hereof, and which do not materially adversely affect the value of the Real Property or Improvements, or the continued use thereof as currently conducted, or as to which Purchaser has not timely objected.

            K. The following new Sections 4.19, 4.20 and 4.21 are inserted after Section 4.18:

                        4.19 Sellers' Obligations Regarding the Modular Space
               Consents. If prior to the Closing it becomes readily apparent to Sellers that any of the consents (or in lieu thereof waivers or appropriate


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               Orders of the Bankruptcy Court) listed in Section 6.05 of the
               Disclosure Schedule that pertain to Sellers' Contracts with GE Capital Modular Space (the "Modular Space Consents") will, as of the Closing, (i) not have been obtained, (ii) be subject to the satisfaction of any condition that has not been satisfied or waived or (iii) not be in full force and effect, Sellers shall so notify Purchaser in writing and shall negotiate with Purchaser in a spirit of good faith and cooperation with a view towards reaching an amicable and fair agreement on a financial remedy or accommodation to Purchaser or a substitute for the Modular Space Consents that is reasonably satisfactory to Purchaser. Any such agreement between Sellers and Purchaser with respect to the Modular Space Consents shall constitute satisfaction of the conditions specified in Section 6.05 as they pertain to the Modular Space Consents.

                        4.20. Black Hawk Business Condition of Improvements.
               Prior to the Closing, Sellers shall remedy in all material respects the conditions described in Section 2.08(i) of the Disclosure Schedule (including the descriptions in correspondence from consultant Harry L. Siebert contained therein), in a manner reasonably satisfactory to Purchaser.

                        4.21. Intellectual Property Conveyance Documents. Parent
               and Sellers shall execute any documents necessary, make any filings necessary, and otherwise cooperate in good faith with Purchaser, to establish an effective chain of title with respect to the trademark Intellectual Property to be conveyed to Purchaser pursuant to this Agreement.

            L. The following new Section 5.08 is inserted after Section 5.07:

                        5.08 Purchaser's Obligations Regarding the Modular Space
               Consents. If prior to the Closing Purchaser receives written notification from Sellers that it has become readily apparent that the Modular Space Consents will, as of the Closing, (i) not have been obtained, (ii) be subject to the satisfaction of any condition that has not been satisfied or waived or (iii) not be in full force and effect, Purchaser shall negotiate with Sellers in a spirit of good faith and cooperation with a view towards reaching an amicable and fair agreement on a financial remedy or accommodation to Purchaser or a reasonably satisfactory substitute for the Modular Space Consents that is reasonably satisfactory to Purchaser. Any such agreement between Purchaser and Sellers with respect to the Modular Space Consents shall constitute satisfaction of the conditions specified in Section
               6.05 as they pertain to the Modular Space Consents.


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            M. The following is inserted at the end of Section 6.05:

               If it becomes readily apparent to Sellers that any conditions specified in sub-clauses (A), (B) and (C) of this Section will not be satisfied (and waivers or Bankruptcy Court Orders will not be obtained) as of the Closing with respect to any consents that
               (i) are listed in Section 6.05 of the Disclosure Schedule and pertain to Sellers' Contracts with International Game Technology ("IGT") or (ii) pertain to FM's Contract with Hotel Information Systems ("HIS"), Sellers shall have the right to provide Purchaser with reasonably comparable slot machine player tracking systems in substitution for any such IGT Contracts or a reasonably comparable hotel information system for the Tunica Business in substitution for the HIS Contract, as the case may be; provided, however, that any such substituted system shall be subject to Purchaser's reasonable approval. The substitution of any player tracking or hotel information system pursuant to the preceding sentence shall constitute satisfaction of the conditions specified in this Section as they pertain to the corresponding IGT or HIS Contract.

            N. The following new Section 6.12 is inserted after Section 6.11:

                        6.12. Certain Domain Name Registrations. Prior to the
               Closing, Sellers shall make commercially reasonable efforts to
               (i) cause the respective registrants to transfer the domain name registrations listed in Section 2.10(a) of the Disclosure Schedule ("Domain Name Registrations") to Sellers and (ii) avoid the loss of any Intellectual Property rights, including, but not limited to, those registrations listed in Section 1.01(a)(v) of the Disclosure Schedule arising from the registration and use of the Domain Name Registrations. Such efforts shall include any one or more of the following: (A) purchasing the Domain Name Registrations, (B) arbitration or (C) litigation against any owners of the Domain Name Registrations who refuse to transfer the Domain Name Registrations and attempt to benefit commercially from the Domain Name Registrations. Sellers shall consult in good faith with Purchaser with respect to their efforts to satisfy the conditions specified in this Section. Any and all Domain Name Registrations acquired by Parent or any Sellers at any time shall be transferred and assigned to Purchaser together with the other Intellectual Property listed in Section 1.01(a)(v) of the Disclosure Schedule at the Closing pursuant to Section 1.01(a)(v) or by separate agreement if the Domain Name Registrations are acquired by Parent or Sellers after the Closing.

            O. The second sentence of Article X is amended and restated as follows:

               The representations, warranties, covenants and agreements of Sellers, Parent and Purchaser contained in this Agreement will survive the Closing until, and terminate on, the First Holdback Expiration Date with respect to all matters except (i) the covenants and agreements herein regarding the Hotel Adjustment Amount, which will survive the


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

               Closing until, and terminate on, the date of the First Release and (ii) representations and warranties contained in Sections
               2.07 or 2.14 and covenants and agreements contained in Article VIII, which will survive the Closing until, and terminate on, the Final Holdback Expiration Date; provided that any representation, warranty, covenant or agreement that would otherwise terminate in accordance with the above provisions of this Article X will continue to survive if a Claim Notice or Indemnity Notice (as applicable) shall have been timely given under Article XI on or prior to such termination date, until the related claim for indemnification has been satisfied or otherwise resolved as provided in Article XI.

            P. Section 12.01(p) is amended and restated in its entirety as follows:

                        (p) (i) by Sellers and Parent on one side, or by
               Purchaser on the other side, if Sellers, Parent and Purchaser have not approved the form and content of all Sections of the Disclosure Schedule, all Exhibits to this Agreement and the proposed forms of the Bid Protection Order, Interim Cash Collateral Order and Cash Collateral Order by December 4, 2000 or
               (ii) by Purchaser within the Termination Notification Period, if permitted under Section 4.09(a), in either of which case Purchaser shall be entitled to the Earnest Money Deposit and all interest earned thereon, but not the Expense Reimbursement or the Breakup Fee;

            Q. The following definitions in Section 13.01 are amended and restated to read as follows:

                        "Cash Collateral Order" means a Final Order approving
               the Cash Collateral Stipulation, and if the super-priority administrative claim status for (i) the Fitzgeralds Undertaking Expense Reimbursement, (ii) the Expense Reimbursement, and (iii) the Break-up Fee in respect of the Lien in favor of the Indenture Trustee for the benefit of the holders of the Senior Secured Notes is obtained by a motion brought under Section 364(c)(1) of the Bankruptcy Code (as opposed to being provided in the Cash Collateral Stipulation), then the Cash Collateral Order shall also include the Final Order granting such motion.

                        "Cash Collateral Stipulation" means the Agreement
               Regarding Use of Cash Collateral among the Consenting Noteholders, the Indenture Trustee, Parent and Sellers pursuant to Section 363(c)(2) and other applicable provisions of the Bankruptcy Code authorizing, among other things, the use by Parent and Sellers of Cash Collateral and further (x) consenting to the use of Cash Collateral to pay, and (y) granting to Purchaser a super-priority administrative claim status for (i) the Fitzgeralds Undertaking Expense Reimbursement, (ii) the Expense Reimbursement, and (iii) the Break-up Fee in respect of the Lien in favor of the Indenture Trustee for the benefit of the holders of the Senior Secured Notes; provided, however, that at the option of Sellers, the super-priority administrative claim status for (i) the Fitzgeralds Undertaking


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

               Expense Reimbursement, (ii) the Expense Reimbursement, and (iii) the Break-up Fee in respect of the Lien in favor of the Indenture Trustee for the benefit of the holders of the Senior Secured Notes may be obtained by a separate motion brought under Section 364(c)(1) of the Bankruptcy Code (as opposed to being granted by means of the Cash Collateral Stipulation).

                        "Interim Cash Collateral Order" means an interim or
               preliminary Order of the Bankruptcy Court approving the Cash Collateral Stipulation, and if the super-priority administrative claim status for the Fitzgeralds Undertaking Expense Reimbursement in respect of the Lien in favor of the Indenture Trustee for the benefit of the holders of the Senior Secured Notes is obtained by a separate motion brought under Section 364(c)(1) of the Bankruptcy Code (as opposed to being provided in the Cash Collateral Stipulation), then for the purpose of this Agreement the term Interim Cash Collateral Order shall also include the interim Order of the Bankruptcy Court granting such motion; provided, however, in either event, the super-priority administrative claim status for such Expense Reimbursement shall be considered a post-petition loan entitled to the protection of
               Section 364(e) of the Bankruptcy Code.

            R. In the definition of Competing Business in Section 13.01, "Section 4.04(e)" is changed to "Section 4.08(f)."

            S. In the definition of Downtown Las Vegas in Section 13.01, "Section 4.08(e)" is changed to "Section 4.08(f)."

            T. At the end of the definition of EBITDA in Section 13.01, the following is inserted after "course":

                        ; plus (xiii) any expenses incurred by Parent or Sellers
               with respect to the changes specified in Section 15.20, the Estimated Re-Flagging Costs or the Actual Re-Flagging Costs, which expenses were included in the calculation of Consolidated Net Income.

            U. The following definitions are inserted in Section 13.01, in alphabetical order, among the defined terms that presently appear therein:

                        "Actual Re-Flagging Costs" has the meaning ascribed to
               it in Section 1.16.

                        "Domain Name Registrations" has the meaning ascribed to
               it in Section 6.12.

                        "Estimated Re-Flagging Costs" has the meaning ascribed
               to it in Section 1.16.

                        "Exception Review Period" has the meaning ascribed to it
               in Section 4.09(a).

                        "Final EBITDA Period" has the meaning ascribed to it in
               Section 1.06(d)(ii).

                        "Fitzgeralds Undertaking Expense Reimbursement" means
               the Expense Reimbursement, as such term is defined in the Fitzgeralds Undertaking.

                        "HIS" has the meaning ascribed to it in Section 6.05.

                        "Hotel Adjustment Amount" has the meaning ascribed to it
               in Section 1.15(b).

                        "Hotel Calculations" has the meaning ascribed to it in
               Section 1.15(c).

                        "Hotel Companies" has the meaning ascribed to it in
               Section 1.06(d)(ii).

                        "Hotel Consents" means the consents (or in lieu thereof
               waivers or Bankruptcy Court Orders) specified in Section 6.05 as they pertain to the Hotel Contracts, which consents satisfy the conditions specified in clauses (A), (B) and (C) of Section 6.05.

                        "Hotel Contracts" has the meaning ascribed to it in
               Section 1.06(d)(ii).

                        "Hotel Contracts Payments" has the meaning ascribed to
               it in Section 1.15(b).

                        "IGT" has the meaning ascribed to it in Section 6.05.

                        "Modular Space Consents" has the meaning ascribed to it
               in Section 4.19.

                        "Objection Review Period" has the meaning ascribed to it
               in Section 4.09(a).

                        "Overestimated Re-Flagging Costs" has the meaning
               ascribed to it in Section 1.16.

                        "Post-Closing Hotel Revenues" has the meaning ascribed
               to it in Section 1.15(b).

                        "Pre-Closing Hotel Revenues" has the meaning ascribed to
               it in Section 1.15(b).

                        "Re-Flagging Changes" has the meaning ascribed to it in
               Section 15.20.

                        "Termination Notification Period" has the meaning
               ascribed to it in Section 4.09(a).

                        "Title Exception Objections" has the meaning ascribed to
               it in Section 4.09(a).

                        "Title Exceptions" has the meaning ascribed to it in
               Section 4.09(a).

                        "Underestimated Re-Flagging Costs" has the meaning
               ascribed to it in Section 1.16.

            V. The following new Section 15.20 is inserted after Section 15.19:

                        15.20. Hotel Re-Flagging Prior to Closing. If prior to
               the Closing the Hotel Consents are not obtained and FLV implements changes to the Las Vegas Business' hotel signs, logos, uniforms and amenities due to the failure to obtain the Hotel Consents (the "Re-Flagging Changes"), the Re-Flagging Changes shall be implemented in a commercially reasonable manner, consistent with the Las Vegas Business' normal and customary past practices and expenditures, and reasonably satisfactory to Purchaser. If, as of the Closing, the Hotel Consents have not been obtained and the Re-Flagging Changes have not been implemented, then the provisions of Section 1.16 shall apply.

         3. INVALID PROVISIONS. If any provision of this Amendment is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Amendment will not be materially and adversely affected thereby, (i) such provision will be fully severable, (ii) this Amendment will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof and (iii) the remaining provisions of this Amendment will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom.

         4. FULL FORCE AND EFFECT. Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof and the parties hereto ratify and agree to be bound by all terms and provisions of the Agreement as amended hereby.

         5. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

                  IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the duly authorized officer of each party as of the date first above written.

PURCHASER:                        MAJESTIC INVESTOR, LLC
                                  a Delaware limited-liability company



                                  By: /s/ Michael E. Kelly
                                     -------------------------------------------
                                     Name: Michael E. Kelly
                                          --------------------------------------
                                     Title:
                                           -------------------------------------


FLV:                              FITZGERALDS LAS VEGAS, INC.,
                                  a Nevada corporation



                                  By: /s/ Philip D. Griffith
                                     -------------------------------------------
                                     Name: Philip D. Griffith
                                          --------------------------------------
                                     Title:
                                           -------------------------------------


FBH: 101 MAIN STREET LIMITED LIABILITY COMPANY, a Colorado limited-liability company doing business as "Fitzgeralds Casino Black Hawk"



                                  By: /s/ Philip D. Griffith
                                     -------------------------------------------
                                     Name: Philip D. Griffith
                                          --------------------------------------
                                     Title:
                                           -------------------------------------


FM:                               FITZGERALDS MISSISSIPPI, INC.,
                                  a Mississippi corporation



                                  By: /s/ Philip D. Griffith
                                     -------------------------------------------
                                     Name: Philip D. Griffith
                                          --------------------------------------
                                     Title:
                                           -------------------------------------


PARENT:                           FITZGERALDS GAMING CORPORATION,
                                  a Nevada corporation



                                  By: /s/ Philip D. Griffith
                                     -------------------------------------------
                                     Name: Philip D. Griffith
                                          --------------------------------------
                                     Title:
                                           -------------------------------------